Exhibit 99.1

FOR IMMEDIATE RELEASE December 20, 2007

MEDIA CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

Kendra.berger@ntnbuzztime.com

or

Peter Seltzberg

Hayden Communications

(646) 415-8972

peter@haydenir.com

NTN Buzztime Appoints Joseph J. Farricielli, Jr.

to Board of Directors

December 20, 2007-Carlsbad, CA—NTN Buzztime, Inc. (AMEX- NTN - News) (“Buzztime”), a multi-point social interactive entertainment company, today announced that Joseph J. Farricielli, Jr. has been appointed to serve on Buzztime’s Board of Directors effective December 18, 2007.

Mr. Farricielli is currently a Senior Vice President of Fidelity National Special Opportunities, Inc., a wholly-owned subsidiary of Fidelity National Financial, Inc., a public company with a market capitalization of over three billion dollars and a significant institutional shareholder of Buzztime. Mr. Farricielli also serves as a director of three privately held companies, Look Investment Agency, Inc., Recycling Enterprises, Inc. and Hamden Sand & Stone, Inc.

Previously, Mr. Farricielli held executive positions at Levine Leichtman Capital Partners, LLC; Imperial Capital, LLC; The Bank of Nova Scotia, and GE Capital Services. He earned his Bachelor of Business Administration degree from Salve Regina University and his Masters of Business Administration from the University of New Haven.

Commenting on the appointment of Mr. Farricielli, Barry Bergsman, Chairman of the Board said, “We are pleased to welcome Joseph Farricielli to the Board of Directors; his corporate finance and investment banking experience will broaden and strengthen the skill set of our Board of Directors. Additionally, Joseph brings to our Board the operational know-how and track-record of success, which characterizes Fidelity National Financial and will work with other Board members and the management team to increase shareholder value.”

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. has been a leader in multi-point social interactive television entertainment for more than 20 years and distributes its Play Along TV® games and technology through numerous platforms including its own Buzztime® iTV Network, which is available on TVs in approximately 4,000 restaurants, sports bars and pubs throughout North America and the United Kingdom. Its innovative games are also distributed through cable TV, satellite TV, mobile phones, electronic games and books. For more information, please visit www.buzztime.com.

Forward-looking Statements;

This release contains forward-looking statements which reflect management’s current views of future events and operations including but not limited to projected future financial results and business trends. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.’s recent Form 10-K and other filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.